Exhibit 99.1

ESGEN Acquisition Corporation Announces the Separate Trading of its Class A Ordinary Shares and Warrants

DALLAS, December 13, 2021 — ESGEN Acquisition Corporation (“ESGEN” or the “Company”) announced today that, effective immediately, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market (the “Nasdaq”) under the symbols “ESAC” and “ESACW,” respectively. Those units not separated will continue to trade on the Nasdaq under the symbol “ESACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made solely by means of a prospectus, copies of which may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone 1-800-831-9146, or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, email Barclaysprospectus@broadridge.com, telephone 1-888-603-5847. Copies of the registration statement relating to the offering are also available on the SEC’s website, www.sec.gov.

About ESGEN Acquisition Corporation

ESGEN is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. ESGEN is led by Chief Executive Officer Andrejka Bernatova and Chief Financial Officer Nader Daylami, and is affiliated with Energy Spectrum Capital, a Dallas-based venture capital firm with long-standing experience building companies across the energy and infrastructure landscapes over multiple decades. The Company intends to concentrate on identifying opportunities in the North American energy and infrastructure value chain and contiguous industries that it believes will fundamentally change the current energy landscape by accelerating a shift to a low-carbon future.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact

David Wells
Prosek Partners
212-279-3115
dwells@prosek.com